EXHIBIT 99.1

FOR IMMEDIATE RELEASE

KINGOLD JEWELRY REPORTS 2013 FIRST QUARTER FINANCIAL RESULTS

Company to Hold Conference Call with Accompanying Slide Presentation on May 16, 2013, at 8:30 a.m. ET

WUHAN CITY, China, May 15, 2013 -- Kingold Jewelry, Inc. (“Kingold” or “the Company”) (NASDAQ: KGJI), one of China's leading manufacturers and designers of high quality 24-karat gold jewelry, ornaments and investment-oriented products, today announced financial results for its first quarter ended March 31, 2013.

2013 First Quarter Financial and Operating Highlights (Comparisons are to 2012 First Quarter):

•	Throughout February and March 2013, Kingold’s customers delayed purchase orders due to steadily declining gold prices
•	Net sales decreased 1.6% to $221.4 million compared to $225.0 million, largely as a result of lower gold prices
•	Processed 8.6 metric tons [one metric ton = 35,274 ounces] of 24-karat gold products compared to 8.8 metric tons
•	As a result of lower gold prices, the Company incurred a $2.8 million write-down on the value of its inventory
•	Gross profit decreased 45.4% to $6.3 million compared to $11.6 million, and gross margin was 2.9% compared to 5.1%.
•	Net income attributable to common shareholders was $3.0 million, or $0.05 per diluted share, compared to $7.3 million, or $0.13 per diluted share
•	Book value per diluted share of $2.92 at March 31, 2013 compared to $2.97 at December 31, 2012

Company Reiterates Guidance for 2013 Due to Strong Demand in Second Quarter

•	The sharp correction in the price of gold in mid-April has stimulated substantial demand in China for gold. Accordingly, the Company experienced an immediate increase in demand for the Company’s jewelry and investment gold products.
•	As a result of this increased demand, Kingold reiterates its expectation of processing between 50-60 metric tons of 24-karat gold products in 2013.

Management Comments

Mr. Zhihong Jia, Chairman and CEO of Kingold, stated, “While the global gold market presented obstacles during the period, we believe that the Company’s strong financial footing places Kingold in a position to benefit from the recent stability in gold prices. While our customers continued to express strong demand for our jewelry and investment gold products in the first quarter, many delayed making purchases because they believed they could purchase the products at a lower price at a later date. As a result, Kingold encountered lower sales during the period. Despite these challenges, we continued to report profitable operations and have built a foundation that allows our Company to withstand global pricing effects and gain market share from our competitors that do not have these advantages.”

Chairman Jia continued, “During the quarter, we took a cautious approach and slowed down sales of products where we were not able to fix the price at the time of sale, such as our investment gold business and sales to certain jewelry customers, to avoid market risk and to preserve value. We believe this conservative approach served the best interests of the Company as we experienced an immediate increase in product orders following two days of considerable decreases in gold pricing in mid-April. The increase in orders was largely the result of a number of our customers placing orders to build up inventory in advance of China’s Labor Day holiday, which is typically a large order period for us. We continue to leverage Kingold’s production capacity and are working with our distribution network to fill and process orders as efficiently as possible. Over the long term, we believe that Kingold’s ability to withstand global gold price fluctuations will help fortify client relationships, thereby demonstrating the strength and value of the Kingold brand.”

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May 15, 2013

Operational Review

In the first quarter of 2013, Kingold processed a total of 8.64 metric tons of 24-karat gold products compared to 8.84 metric tons processed in the prior-year period. The Company’s net sales consisted primarily of sales of branded products to wholesale and retail customers, as well as fees generated from customized production. Of the 8.64 metric tons processed during the period, Kingold’s branded production accounted for 4.63 metric tons (53.6%) and customized production accounted for 4.01 metric tons (46.4%).

2013 First Quarter Financial Review

•	Net sales for the three months ended March 31, 2013 was $221.4 million, a decrease of $3.6 million, or 1.6%, compared to net sales of $225.0 million for the three months ended March 31, 2012. The decrease in net sales was primarily due to an approximately $7.2 million decline due to the decrease in the price of gold during the period as compared with the prior period, partially offset by increased branded production. The decrease was also partially offset by the translation gain from Renminbi into U.S. dollars.

•	Gross profit for the three months ended March 31, 2013 was $6.3 million, a decrease of $5.2 million, or 45.4%, compared to $11.6 million for the same period in 2012. Gross margin for the three months ended March 31, 2013 was 2.9% compared to 5.1% for the same period in 2012. The decrease in gross profit and gross margin was primarily the result of a $2.8 million write-down covering the decrease in value of Kingold’s gold inventory, which was caused by declining gold prices during the period.

•	Net income attributable to Kingold shareholders for the first quarter of 2013 was $3.0 million, or $0.05 per diluted share based on 61.2 million weighted average diluted shares outstanding, compared to net income of $7.3 million, or $0.13 per diluted share based on 54.4 million diluted shares outstanding, in the prior-year period.

Balance Sheet and Cash Flow

(in millions except for percentages)	3/31/2013	12/31/2012	% Change
Cash	$20.3	$2.5	712%
Inventories (gold)	144.4	150.0	(3.7%)
Working Capital	166.2	149.2	11.3%
Short-term debt	6.4	6.3	(1.5%)
Stockholders’ Equity	178.3	161.5	10.4%

As a result of declining gold prices during the three months ended March 31, 2013, the Company recorded a $2.8 million write-down on its gold inventories.

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Kingold’s net cash from operating activities can fluctuate significantly due to changes in inventories (principally gold). Other factors that may vary significantly include the Company’s accounts payable, purchases of gold, and income taxes. The Company expects that the net cash it generates from operating activities will continue to fluctuate as the Company’s inventories, receivables, accounts payables, and the other factors described above change with increased production and the purchase of larger quantities of raw materials (principally gold).

Outlook for 2013

As a result of increased demand throughout the first six weeks of the second quarter of 2013 and based on the Company’s existing resources and capacity, Kingold believes gold processed will be between 50 metric tons and 60 metric tons during 2013. This guidance is based solely on current projected, organic growth, and would represent a 32.3% to 58.7% increase from the 37.8 metric tons processed in 2012.

Mr. Jia concluded, “We are pleased with the acceleration of orders since mid-April. We believe that our strong cash position and inventory of gold, along with our ability to deliver products quickly, have helped Kingold meet this surge in demand. We remain confident regarding the long-term prospects for 24-karat gold products in China and believe that our Company is well-equipped to expand on its market position.”

Conference Call Details

Kingold also announced that it will discuss financial results in a conference call on Thursday, May 16, 2013, at 8:30 a.m. ET.

The dial-in numbers are:

Live Participant Dial In (Toll Free): 877-407-9038

Live Participant Dial In (International): 201-493-6742

The conference call will also be webcast live. To listen to the call, please go to the Investor Relations section of Kingold’s website at www.kingoldjewelry.com, or click on the following link: http://kingoldjewelry.equisolvewebcast.com/q1-2013. The Company will also have an accompanying slide presentation available in PDF format on its homepage prior to the conference call.

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About Kingold Jewelry, Inc.:

Kingold Jewelry, Inc. (NASDAQ: KGJI), centrally located in Wuhan City, was founded in 2002 and today is one of China's leading designers and manufacturers of 24-karat gold jewelry, ornaments and investment-oriented products. The Company sells both directly to retailers as well as through major distributors across China. Kingold has received numerous industry awards and has been a member of the Shanghai Gold Exchange since 2003. For more information, please visit www.kingoldjewelry.com.

Business Risks and Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. These include statements regarding the amount of gold to be processed in 2013, Kingold’s ability to benefit from the recent stability in gold prices which will help fortify client relationships, Kingold’s ability to withstand global pricing effects and gain market share from competitors that do not have such an advantage, consumer demand in China for gold, and fluctuations in net cash from operating activities. Readers are cautioned that actual results could differ materially from those expressed in any forward-looking statements. In addition, please refer to the risk factors contained in Kingold's SEC filings available at www.sec.gov, including Kingold's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Kingold undertakes no obligation to update or revise any forward-looking statements for any reason.

Company Contact:
Kingold Jewelry, Inc.
Bin Liu, CFO
Phone: +1-847-660-3498 (US) / +86-27-6569-4977 (China)
Email: bl@kingoldjewelry.com

INVESTOR RELATIONS
The Equity Group Inc.	Katherine Yao, Associate
Adam Prior, Senior Vice President	+86 10-6587-6435
(212) 836-9606	kyao@equityny.com
aprior@equityny.com

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KINGOLD JEWELRY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(IN U.S. DOLLARS)
(UNAUDITED)

	For the three months ended March 31,
	2013	2012

NET SALES	$221,408,122	$224,967,394

COST OF SALES
Cost of sales	(214,790,789)	(213,102,255)
Depreciation	(299,082)	(297,788)
Total cost of sales	(215,089,871)	(213,400,043)

GROSS PROFIT	6,318,251	11,567,351

OPERATING EXPENSES
Selling, general and administrative expenses	1,123,870	1,058,342
Stock compensation expenses	247,958	356,439
Depreciation	36,835	33,420
Amortization	3,009	2,996
Total Operating Expenses	1,411,672	1,451,197

INCOME FROM OPERATIONS	4,906,579	10,116,154

OTHER INCOME (EXPENSES)
Interest expense	(761,026)	(111,136)
Total Other Expenses, net	(761,026)	(111,136)

INCOME FROM OPERATIONS BEFORE TAXES	4,145,553	10,005,018

INCOME TAX PROVISION (BENEFIT)
Current	1,818,903	2,691,006
Deferred	(706,980)	—
TOTAL INCOME TAX PROVISION	1,111,923	2,691,006

NET INCOME	$3,033,630	$7,314,012

OTHER COMPREHENSIVE INCOME
Total foreign currency translation gains	$962,540	$352,704

COMPREHENSIVE INCOME	$3,996,170	$7,666,716

Earnings per share
Basic	$0.05	$0.14
Diluted	$0.05	$0.13
Weighted average number of shares
Basic	60,818,892	53,107,343
Diluted	61,165,502	54,358,067

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KINGOLD JEWELRY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN U.S. DOLLARS)
(UNAUDITED)

	March 31,	December 31,
	2013	2012
ASSETS
CURRENT ASSETS
Cash	$20,272,126	$2,544,114
Restricted cash	2,517,891	—
Accounts receivable	89,781	692,762
Inventories	144,387,037	150,041,421
Other current assets and prepaid expenses	1,016,910	133,539
Value added tax recoverable	6,746,397	7,031,374
Deferred tax assets	707,803	—
Total Current Assets	175,737,945	160,443,210
PROPERTY AND EQUIPMENT, NET	11,432,361	11,683,987
OTHER ASSETS
Other assets	153,871	153,029
Intangible assets, net	503,068	503,313
Total other assets	656,939	656,342
TOTAL ASSETS	$187,827,245	$172,783,539
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Short term loans	$6,375,416	$6,340,551
Other payables and accrued expenses	855,946	1,445,513
Related party loan	299,509	209,890
Income tax payable	1,821,020	2,587,680
Other taxes payable	169,310	659,989
Total Current Liabilities	9,521,201	11,243,623
COMMITMENTS AND CONTINGENCIES	—	—
EQUITY
Preferred stock, $0.001 par value, 500,000 shares
authorized, none issued or outstanding
as of March 31, 2013 and December 31, 2012	—	—
Common stock $0.001 par value, 100,000,000 shares
authorized, 61,571,140 and 54,521,140 shares issued and outstanding
as of March 31, 2013 and December 31, 2012	61,571	54,521
Additional paid-in capital	70,419,582	57,656,674
Retained earnings
Unappropriated	95,640,078	92,606,449
Appropriated	967,543	967,543
Accumulated other comprehensive income	11,217,270	10,254,729
Total Equity	178,306,044	161,539,916
TOTAL LIABILITIES AND EQUITY	$187,827,245	$172,783,539

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KINGOLD JEWELRY, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(IN U.S. DOLLARS)
(UNAUDITED)

	For the three months ended March 31,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$3,033,630	$7,314,012
Adjusted to reconcile net income to cash used in
operating activities:
Depreciation	335,917	331,208
Amortization of intangible assets	3,009	2,996
Share based compensation	247,958	356,439
Inventory valuation allowance	2,827,921	—
Deferred tax provision (benefit)	(706,980)	—
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable	606,085	533,746
Inventories	3,643,980	(14,583,108)
Other current assets and prepaid expenses	(881,611)	(255,292)
Value added tax recoverable	323,264	(334,233)
Increase (decrease) in:
Other payables and accrued expenses	(593,874)	(203,998)
Income tax payable	(779,983)	1,239,750
Other taxes payable	(493,734)	(399,935)
Net cash provided by (used in) operating activities	7,565,582	(5,998,415)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(20,409)	(1,476)
Net cash (used in) investing activities	(20,409)	(1,476)
CASH FLOWS FROM FINANCING ACTIVITIES
Restricted cash	(2,514,965)	—
Proceeds from related party loan	90,048	—
Net proceeds from stock issuance in public offering	12,522,000	—
Net cash provided by financing activities	10,097,083	—
EFFECT OF EXCHANGE RATES ON CASH & CASH EQUIVALENTS	85,756	144,219
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	17,728,012	(5,855,673)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	2,544,114	8,810,173
CASH AND CASH EQUIVALENTS, END OF PERIOD	$20,272,126	$2,954,501
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest expense	$1,553,103	$117,302
Cash paid for income tax	$2,598,886	$1,450,421